Exhibit 99.1

SiriusXM Reports Third Quarter 2025 Operating and Financial Results

•Third Quarter 2025 Revenue of $2.16 Billion
•Net Income of $297 Million; Diluted EPS of $0.84
•Adjusted EBITDA of $676 Million1
•Free Cash Flow of $257 Million1
•SiriusXM Increases 2025 Revenue, Adjusted EBITDA and Free Cash Flow Guidance

NEW YORK – October 30, 2025 – SiriusXM today reported third quarter 2025 operating and financial results, including revenue of $2.16 billion, down 1% from the prior-year period, and net income of $297 million, compared to a net loss of $2.96 billion in the third quarter of 2024, which included a $3.36 billion noncash goodwill impairment related to the Liberty Media transaction. Earnings (loss) per diluted common share were $0.84, compared to ($8.74) in the third quarter of 2024.

Adjusted EBITDA was $676 million in the third quarter of 2025, compared to $693 million in the same 2024 period. This decrease in adjusted EBITDA was mainly due to lower subscriber revenue, an increase in revenue share, royalties and subscriber acquisition costs; partially offset by disciplined cost management. The adjusted EBITDA margin for the third quarter of 2025 was 31%.

“This was a quarter of meaningful progress for SiriusXM,” said Jennifer Witz, Chief Executive Officer. “We’re enhancing the subscriber experience through new content, deeper personalization, and continued innovation across every stage of the customer journey, driving greater engagement and value for our listeners. At the same time, we’re scaling our digital advertising business and strengthening our leadership in podcasting. Across each of these areas, we’re leveraging our unique assets to deliver sustainable profitability and long-term value for our shareholders — a strategy that is already delivering as we raise our full year guidance.”
“Our third-quarter results demonstrate continued financial strength, and we are pleased to increase our financial guidance by $25 million across revenue, adjusted EBITDA, and free cash flow,” said Tom Barry, Chief Financial Officer. “We maintained solid margins, with meaningful investments that drive clear payback in engagement, ad monetization, and OEM distribution largely off-set by disciplined cost management. Our balanced approach drove a $120 million reduction in debt and delivered $111 million to our shareholders in the third quarter” Barry added. “As we look ahead, we remain confident in our strategy and on track to meet our new full-year guidance.”

BUSINESS AND PROGRAMMING HIGHLIGHTS
SiriusXM delivered another strong quarter, with continued innovation across programming, product, packaging and ad platform.

In the third quarter, SiriusXM showcased its leadership in live and curated music. Highlights included the return of Taylor Swift’s Channel 13 celebrating her new album, a pop-up channel and Small Stage concert with Ed Sheeran, and an exclusive Metallica event to launch their full-time channel, Maximum Metallica, which was announced in a special interview with Howard Stern.
1 Non-GAAP financial measure. Refer to pg. 11 of this earnings release for a reconciliation of the non-GAAP measures to their most directly comparable GAAP measures.

SiriusXM continued to expand and develop its roster of high-profile voices. The company extended its agreement with Andy Cohen and celebrated the 10th anniversary of his flagship channel, Radio Andy. Stephen A. Smith also debuted on the platform, launching new political and sports programs as well as his digital destination, Get Serious with Stephen A. Smith, offering fans fresh ways to connect with the commentator. Earlier this month, SiriusXM renewed its agreement with Megyn Kelly, expanding the partnership to include the upcoming Megyn Kelly Channel. Together, these influential and diverse voices further strengthen SiriusXM’s lineup across news, sports, and entertainment.

On the pricing and packaging front, SiriusXM began the quarter with the launch of SiriusXM Play, a new lower-cost, ad-supported subscription plan that expands access to its premium content while opening new opportunities for advertisers in the car. The introduction of this offering underscores the company’s ability to broaden its reach and deliver additional value across both its subscription and advertising ecosystems.

Within advertising, SiriusXM Media continued to expand its reach and monetization capabilities this quarter. The integration with Amazon DSP now enables programmatic access to digital inventory across music, creating new opportunities for advertisers to engage audiences at scale. Creator Connect delivered strong year-over-year and quarter-over-quarter growth, with expansion in both inventory and CPMs. SiriusXM’s podcast network also continued to perform exceptionally well, and this quarter the hit true crime series Morbid joined the SiriusXM Podcast Network—further strengthening the company’s portfolio and providing marketers with more ways to reach SiriusXM Media’s 170 million monthly listeners across platforms.

SEGMENT HIGHLIGHTS
Sirius XM Holdings operates two complementary audio entertainment businesses — one of which is referred to as “SiriusXM” and the second of which is referred to as “Pandora and Off-Platform.” Further information regarding these two segments will be contained in the company’s Quarterly Report on Form 10-Q for the period ended September 30, 2025. The financial highlights below exclude the impact of share-based payment expense.

SiriusXM Third Quarter 2025 Segment Highlights
SiriusXM Total Subscribers of 33 Million
SiriusXM self-pay net subscribers decreased by approximately 40,000 in the third quarter of 2025. Self-pay monthly churn improved slightly year-over-year, rounding to 1.6% in the third quarter of 2025, driven by continued strong performance across vehicle-related, non-pay and voluntary churn. The company ended the quarter with approximately 33 million total subscribers. The total trial funnel stood at 7.4 million at the end of the third quarter of 2025, down from 7.6 million at the end of the second quarter of 2025, but a slight increase from 7.3 million as of the end of the third quarter of 2024.

SiriusXM Revenue of $1.6 Billion
In the third quarter of 2025, SiriusXM recorded total revenue of $1.6 billion, representing a 1% decline compared to the same period in 2024. The decrease was driven by a $13 million reduction in subscriber revenue, reflecting a smaller average base of self-pay subscribers. Average Revenue Per User (ARPU) was $15.19 in the third quarter of 2025, an increase from $15.16 in the third quarter of 2024.

SiriusXM Gross Profit of $958 Million and Gross Margin of 59%
Total cost of services at SiriusXM was $653 million in the third quarter of 2025, a 1% decrease compared to the same period in the prior year. Gross profit totaled $958 million, down 1% from $969 million in the third quarter of 2024, resulting in a gross margin of 59%, down one percentage point year-over-year.

Pandora and Off-Platform Third Quarter 2025 Segment Highlights

Pandora and Off-Platform Revenue of $548 Million
Pandora and Off-Platform revenue totaled $548 million in the third quarter of 2025, an increase of 1% from $544 million in the prior-year period. The increase was primarily driven by a 2% increase in advertising revenue to $416 million, partially offset by a 2% reduction in subscriber revenue to $132 million. The increase in advertising revenue was driven by revenue generated from podcasts and technology fees, partially offset by reduced advertiser demand in streaming music. The decrease in subscriber revenue reflects a smaller subscriber base, partially offset by price increases on Pandora subscription plans. Pandora Plus and Pandora Premium ended the third quarter of 2025 with 5.7 million self-pay subscribers.

Pandora and Off-Platform Gross Profit of $170 Million and Gross Margin of 31%
Total cost of services in the third quarter of 2025 increased by 6% to $378 million compared to $357 million in the prior year period, primarily driven by an increase in revenue share. Gross profit during the quarter was $170 million, down 9% from the $187 million in the corresponding 2024 period, resulting in a gross margin of 31%. The decrease was primarily due to lower advertiser demand in streaming music, partially offset by higher gross profit generated from our podcasting business.

ADDITIONAL FINANCIAL HIGHLIGHTS
In the third quarter of 2025, SiriusXM’s subscriber acquisition costs (SAC) were $107 million, compared to $90 million in the third quarter of 2024. The increase was primarily driven by contractual changes with certain automakers. SAC per installation in the third quarter of 2025 increased to $19.37 as the company continues to transition to higher cost chipsets as well as contractual changes with certain automakers.

In the third quarter of 2025, sales and marketing expenses decreased by 15% year-over-year to $176 million, while product and technology costs fell by 5% year-over-year to $54 million. General and administrative expenses increased by 2% year-over-year to $115 million, reflecting higher software and telecom costs.

SiriusXM generated $257 million in free cash flow in the third quarter of 2025, up from $93 million in the prior-year period, reflecting the elimination of Liberty transaction costs, lower cash taxes paid and lower capital expenditures.

In the third quarter of 2025, SiriusXM distributed $91 million through dividends and repurchased $20 million in shares, returning $111 million to shareholders. The company ended the third quarter of 2025 with a net debt-to-adjusted EBITDA ratio of 3.8 times and continues to target a long-term leverage ratio in the low-to-mid 3’s range.

INCREASED 2025 FINANCIAL GUIDANCE
The company increased its 2025 guidance for revenue, adjusted EBITDA and free cash flow by $25 million across the board, to the following:
•Total revenue of approximately $8.525 billion,
•Adjusted EBITDA of approximately $2.625 billion, and
•Free cash flow of approximately $1.225 billion.

Adjusted EBITDA and free cash flow are non-GAAP financial measures. Due to the uncertainty around special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end, we cannot reconcile these projected adjusted EBITDA and free cash flow measures to their most directly comparable financial measure under GAAP without unreasonable effort.

THIRD QUARTER 2025 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions, except per share data)	2025	2024	2025	2024
Revenue:
Subscriber revenue	$1,629	$1,645	$4,860	$4,983
Advertising revenue	455	450	1,281	1,295
Equipment revenue	43	43	130	140
Other revenue	32	33	94	93
Total revenue	2,159	2,171	6,365	6,511
Operating expenses:
Cost of services:
Revenue share and royalties	721	707	2,130	2,118
Programming and content	154	150	458	456
Customer service and billing	116	110	339	335
Transmission	49	57	144	172
Cost of equipment	2	2	6	7
Subscriber acquisition costs	107	90	314	272
Sales and marketing	186	217	561	675
Product and technology	62	68	191	224
General and administrative	119	138	407	378
Depreciation and amortization	141	145	406	455
Impairment, restructuring and other costs	9	3,388	164	3,441
Total operating expenses	1,666	5,072	5,120	8,533
Income (loss) from operations	493	(2,901)	1,245	(2,022)
Other income (expense), net
Interest expense	(115)	(124)	(348)	(379)
Other income, net	10	28	24	142
Total other expense	(105)	(96)	(324)	(237)
Income (loss) before income taxes	388	(2,997)	921	(2,259)
Income tax (expense) benefit	(91)	39	(215)	(103)
Net income (loss)	$297	$(2,958)	$706	$(2,362)
Less net loss attributable to noncontrolling interests	—	(502)	—	(410)
Net income (loss) attributable to Sirius XM Holdings Inc.	$297	$(2,456)	$706	$(1,952)
Net income (loss) per common share:
Basic	$0.88	$(8.74)	$2.09	$(7.01)
Diluted	$0.84	$(8.74)	$1.99	$(7.01)
Weighted average common shares outstanding:
Basic	337	339	338	337
Diluted	356	339	357	337
Dividends declared per common share	$0.27	$0.266	$0.81	$0.798

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	September 30, 2025	December 31, 2024
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$79	$162
Receivables, net	703	676
Related party current assets	25	21
Prepaid expenses and other current assets	277	290
Total current assets	1,084	1,149
Property and equipment, net	2,239	2,109
FCC licenses	8,610	8,610
Other intangible assets, net	1,486	1,579
Goodwill	12,390	12,390
Equity method investments	975	1,043
Other long-term assets	617	641
Total assets	$27,401	$27,521
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,175	$1,284
Accrued interest	71	172
Current portion of deferred revenue	1,005	1,050
Current maturities of debt	1,058	61
Other current liabilities	47	48
Related party current liabilities	105	116
Total current liabilities	3,461	2,731
Long-term deferred revenue	89	82
Long-term debt, including $594 measured at fair value at each of September 30, 2025 and December 31, 2024	9,019	10,314
Deferred tax liabilities	2,275	2,220
Other long-term liabilities	1,001	1,100
Total liabilities	15,845	16,447
Stockholders’ Equity:
Common stock, par value $0.001 per share; 900 shares authorized; 337 and 339 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	—	—
Accumulated other comprehensive loss, net of tax	(50)	(46)
Additional paid-in capital	—	—
Treasury stock, at cost; zero and 26 thousand shares of common stock at September 30, 2025 and December 31, 2024, respectively	—	(1)
Retained earnings	11,606	11,121
Total stockholders’ equity	11,556	11,074
Total liabilities and stockholders’ equity	$27,401	$27,521

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30,
(in millions)	2025	2024
Cash flows from operating activities:
Net income (loss)	$706	$(2,362)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	406	455
Non-cash impairment and restructuring costs	109	3,355
Non-cash interest expense, net of amortization of premium	13	20
Realized and unrealized gains on financial instruments, net	(7)	(122)
Share of losses of equity method investments, net	85	89
Share-based payment expense	140	154
Deferred income tax expense (benefit)	56	(176)
Amortization of right-of-use assets	32	33
Other charges, net	28	28
Changes in operating assets and liabilities:
Receivables and other assets	(69)	(157)
Deferred revenue	(38)	(113)
Payables and other liabilities	(243)	(142)
Net cash provided by operating activities	1,218	1,062
Cash flows from investing activities:
Additions to property and equipment	(509)	(563)
Other investing activities, net	(79)	(229)
Net cash used in investing activities	(588)	(792)
Cash flows from financing activities:
Taxes paid from net share settlements for stock-based compensation	(27)	(39)
Revolving credit facility borrowings	1,282	1,841
Revolving credit facility repayments	(1,252)	(1,593)
Proceeds from long-term borrowings, net of costs	—	610
Repayments of long-term borrowings	(345)	(1,204)
Common stock repurchased and retired	(91)	—
Dividends paid	(274)	(51)
Other financing activities, net	(6)	(14)
Net cash used in financing activities	(713)	(450)
Net decrease in cash, cash equivalents and restricted cash	(83)	(180)
Cash, cash equivalents and restricted cash at beginning of period (1)	170	315
Cash, cash equivalents and restricted cash at end of period (1)	$87	$135
(1)The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

	As of September 30,
(in millions)	2025	2024
Cash and cash equivalents	$79	$127
Restricted cash included in Other long-term assets	8	8
Total cash, cash equivalents and restricted cash at end of period	$87	$135

Unaudited Results
Set forth below are our results of operations for the three and nine months ended September 30, 2025 compared with the three and nine months ended September 30, 2024. Legal settlements and reserves and share-based payment expense have been excluded from cost of services line items and presented as their own line items in the table below, as this is consistent with how the segments are evaluated on a regular basis.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		2025 vs 2024 Change
					Three Months		Nine Months
(in millions)	2025	2024	2025	2024	Amount	%	Amount	%
Revenue
SiriusXM:
Subscriber revenue	$1,497	$1,510	$4,466	$4,576	$(13)	(1)%	$(110)	(2)%
Advertising revenue	39	41	116	124	(2)	(5)%	(8)	(6)%
Equipment revenue	43	43	130	140	—	—%	(10)	(7)%
Other revenue	32	33	94	93	(1)	(3)%	1	1%
Total Sirius XM revenue	1,611	1,627	4,806	4,933	(16)	(1)%	(127)	(3)%
Pandora and Off-platform:
Subscriber revenue	132	135	394	407	(3)	(2)%	(13)	(3)%
Advertising revenue	416	409	1,165	1,171	7	2%	(6)	(1)%
Total Pandora and Off-platform revenue	548	544	1,559	1,578	4	1%	(19)	(1)%
Total revenue	2,159	2,171	6,365	6,511	(12)	(1)%	(146)	(2)%
Cost of services
SiriusXM:
Revenue share and royalties	384	390	1,154	1,176	(6)	(2)%	(22)	(2)%
Programming and content	130	129	386	388	1	1%	(2)	(1)%
Customer service and billing	96	90	279	272	6	7%	7	3%
Transmission	41	47	118	144	(6)	(13)%	(26)	(18)%
Cost of equipment	2	2	6	7	—	—%	(1)	(14)%
Total Sirius XM cost of services	653	658	1,943	1,987	(5)	(1)%	(44)	(2)%
Pandora and Off-platform:
Revenue share and royalties	337	317	976	942	20	6%	34	4%
Programming and content	15	12	44	42	3	25%	2	5%
Customer service and billing	19	19	56	59	—	—%	(3)	(5)%
Transmission	7	9	21	24	(2)	(22)%	(3)	(13)%
Total Pandora and Off-platform cost of services	378	357	1,097	1,067	21	6%	30	3%
Total cost of services	1,031	1,015	3,040	3,054	16	2%	(14)	—%
Subscriber acquisition costs	107	90	314	272	17	19%	42	15%
Sales and marketing	176	206	525	641	(30)	(15)%	(116)	(18)%
Product and technology	54	57	165	190	(3)	(5)%	(25)	(13)%
General and administrative	115	113	347	326	2	2%	21	6%
Depreciation and amortization	141	145	406	455	(4)	(3)%	(49)	(11)%
Impairment, restructuring and other costs	9	3,388	164	3,441	(3,379)	(100)%	(3,277)	(95)%
Legal settlements and reserves	(9)	—	19	—	(9)	nm	19	nm
Share-based payment expense (1)	42	58	140	154	(16)	(28)%	(14)	(9)%
Total operating expenses	1,666	5,072	5,120	8,533	(3,406)	(67)%	(3,413)	(40)%
Income (loss) from operations	493	(2,901)	1,245	(2,022)	3,394	(117)%	3,267	(162)%
Other income (expense), net
Interest expense	(115)	(124)	(348)	(379)	9	7%	31	8%
Other income, net	10	28	24	142	(18)	(64)%	(118)	(83)%
Total other expense	(105)	(96)	(324)	(237)	(9)	(9)%	(87)	(37)%
Income (loss) before income taxes	388	(2,997)	921	(2,259)	3,385	113%	3,180	141%
Income tax (expense) benefit	(91)	39	(215)	(103)	(130)	(333)%	(112)	(109)%
Net income (loss)	$297	$(2,958)	$706	$(2,362)	$3,255	110%	$3,068	130%

Adjusted EBITDA	$676	$693	$1,974	$2,043	$(17)	(2)%	$(69)	(3)%

Gross Profit - SiriusXM	$958	$969	$2,863	$2,946	$(11)	(1)%	$(83)	(3)%
Gross Margin % - SiriusXM	59%	60%	60%	60%	(1)%	(2)%	—%	—%
Gross Profit - Pandora and Off-platform	$170	$187	$462	$511	$(17)	(9)%	$(49)	(10)%
Gross Margin % - Pandora and Off-platform	31%	34%	30%	32%	(3)%	(9)%	(2)%	(6)%

nm - not meaningful

(1)    Allocation of share-based payment expense:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions)	2025	2024	2025	2024
Programming and content - SiriusXM	$8	$8	$26	$24
Customer service and billing - SiriusXM	1	1	4	4
Transmission - SiriusXM	1	1	4	3
Programming and content - Pandora and Off-platform	1	1	2	2
Transmission - Pandora and Off-platform	—	—	1	1
Sales and marketing	10	11	36	34
Product and technology	8	11	26	34
General and administrative	13	25	41	52
Total share-based payment expense	$42	$58	$140	$154

Key Financial and Operating Metrics

A full glossary defining our key financial and operating metrics can be found in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025.
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in SiriusXM’s subscriber count or subscriber-based operating metrics. Subscribers to the Cloud Cover music programming service are now included in Pandora's subscriber count.
Set forth below are our subscriber balances as of September 30, 2025 compared to September 30, 2024:

	As of September 30,		2025 vs 2024 Change
(subscribers in thousands)	2025	2024	Amount	%
SiriusXM
Self-pay subscribers	31,235	31,497	(262)	(1)%
Paid promotional subscribers	1,573	1,659	(86)	(5)%
Ending subscribers	32,808	33,156	(348)	(1)%
Sirius XM Canada subscribers	2,491	2,559	(68)	(3)%

Pandora and Off-platform
Monthly active users - all services	41,562	43,721	(2,159)	(5)%
Self-pay subscribers	5,691	5,875	(184)	(3)%

The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and nine months ended September 30, 2025 and 2024. We believe these Non-GAAP financial and operating performance measures provide useful information to investors regarding our financial condition and results of operations. We believe these Non-GAAP financial and operating performance measures may be useful to investors in evaluating our core trends because they provide a more direct view of our underlying costs. We believe investors may use our adjusted EBITDA to estimate our current enterprise value and to make investment decisions. We believe free cash flow provides useful supplemental information to investors regarding our cash available for future subscriber acquisitions and capital expenditures, to repurchase or retire debt, to acquire other companies and our ability to return capital to stockholders. By providing these Non-GAAP financial and operating performance measures, together with the reconciliations to the most directly comparable GAAP measure (where applicable), we believe we are enhancing investors' understanding of our business and our results of operations.

Our Non-GAAP financial measures should be viewed in addition to, and not as an alternative for or superior to, our reported results prepared in accordance with GAAP. In addition, our Non-GAAP financial measures may not be comparable to similarly-titled measures by other companies.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		2025 vs 2024 Change
					Three Months		Nine Months
(subscribers in thousands)	2025	2024	2025	2024	Amount	%	Amount	%
SiriusXM
Self-pay subscribers	(40)	14	(411)	(445)	(54)	(386)%	34	8%
Paid promotional subscribers	51	(114)	(7)	(274)	165	145%	267	97%
Net additions	11	(100)	(418)	(719)	111	111%	301	42%
Weighted average number of subscribers	32,749	33,212	32,801	33,350	(463)	(1)%	(549)	(2)%
Average self-pay monthly churn	1.6%	1.6%	1.5%	1.6%	—%	—%	(0.1)%	(6)%
ARPU (1)	$15.19	$15.16	$15.09	$15.25	$0.03	—%	$(0.16)	(1)%
SAC, per installation	$19.37	$14.67	$18.74	$13.65	$4.70	32%	$5.09	37%

Pandora and Off-platform
Weighted average number of subscribers	5,703	5,917	5,702	5,953	(214)	(4)%	(251)	(4)%
Ad supported listener hours (in billions)	2.49	2.47	7.43	7.55	0.03	1%	(0.12)	(2)%
Advertising revenue per thousand listener hours (RPM)	$91.24	$104.50	$88.14	$98.12	$(13.26)	(13)%	$(9.98)	(10)%

Total Company
Adjusted EBITDA	$676	$693	$1,974	$2,043	$(17)	(2)%	$(69)	(3)%
Free cash flow	$257	$93	$715	$499	$164	176%	$216	43%

(1)    ARPU for SiriusXM excludes subscriber revenue from our connected vehicle services of $43 and $41 for the three months September 30, 2025 and 2024, respectively, and $127 and $122 for the nine months ended September 30, 2025 and 2024, respectively.

Reconciliation from GAAP Net income to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Net income (loss):	$297	$(2,958)	$706	$(2,362)
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	(9)	—	19	—
Former Parent operating costs	—	3	—	15
Impairment, restructuring and other costs	9	3,388	164	3,441
Share-based payment expense	42	58	140	154
Depreciation and amortization	141	145	406	455
Interest expense	115	124	348	379
Other income, net	(10)	(28)	(24)	(142)
Income tax expense (benefit)	91	(39)	215	103
Adjusted EBITDA	$676	$693	$1,974	$2,043

Reconciliation of Free Cash Flow:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Cash Flow information
Net cash provided by operating activities	$430	$309	$1,218	$1,062
Net cash used in investing activities	(191)	(242)	(588)	(792)
Net cash used in financing activities	(252)	(136)	(713)	(450)
Free Cash Flow
Net cash provided by operating activities	430	309	1,218	1,062
Additions to property and equipment	(175)	(216)	(509)	(563)
Sales of other investments	2	—	6	—
Free cash flow (1)	$257	$93	$715	$499
(1)Compared to the free cash flow of Old Sirius (as defined in our Quarterly Report on Form 10-Q for the period ended June 30, 2025), the free cash flow for Sirius XM Holdings is impacted by the additional interest payments related to Liberty Media’s debt attributed to SplitCo (as defined in our Quarterly Report on Form 10-Q for the period ended June 30, 2025) as well as corporate costs.

Reconciliation of SAC, per installation:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Subscriber acquisition costs, excluding connected vehicle services	$107	$90	$314	$272
Less: margin from sales of radios and accessories, excluding connected vehicle services	(41)	(41)	(124)	(133)
	$66	$49	$190	$139
Installations (in thousands)	3,350	3,292	10,124	10,187
SAC, per installation (a)	$19.37	$14.67	$18.74	$13.65
(a)    Amounts may not recalculate due to rounding.

About Sirius XM Holdings Inc
SiriusXM is the leading audio entertainment company in North America with a portfolio of audio businesses including its flagship subscription entertainment service SiriusXM; the ad-supported and premium music streaming services of Pandora; an expansive podcast network; and a suite of business and advertising solutions. Reaching a combined monthly audience of approximately 170 million listeners, SiriusXM offers a broad range of content for listeners everywhere they tune in with a diverse mix of live, on-demand, and curated programming across music, talk, news, and sports. For more about SiriusXM, please go to: www.siriusxm.com.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our outlook and our future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning or the negative version of such words or phrases. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. All capitalized terms herein shall have the meaning attributable to them in our Quarterly Report on Form 10-Q for the period ended June 30, 2025.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: Risks Relating to our Business and Operations: We face substantial competition and that competition has increased over time; our SiriusXM service has suffered a loss of subscribers and our Pandora ad-supported service has similarly experienced a loss of monthly active users; if our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, are not successful, our business will be adversely affected; we engage in extensive marketing efforts and the continued effectiveness of those efforts is an important part of our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; failure to successfully monetize and generate revenues from podcasts and other non-music content could adversely affect our business, operating results, and financial condition; we may not realize the benefits of acquisitions or other strategic investments and initiatives; and the impact of economic conditions may adversely affect our business, operating results, and financial condition. Risks Relating to our SiriusXM Business: Changing consumer behavior and new technologies relating to our satellite radio business may reduce our subscribers and may cause our subscribers to purchase fewer services from us or to cancel our services altogether, resulting in less revenue to us; a substantial number of our SiriusXM service subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain subscribers to our SiriusXM service is uncertain; our business depends in part upon the auto industry; the imposition of tariffs by the United States government could have a major effect on the United States auto industry, which SiriusXM is dependent upon as a material source of new subscribers; failure of our satellites would significantly damage our business; and our SiriusXM service may experience harmful interference from wireless operations. Risks Relating to our Pandora and Off-platform Business: Our Pandora and Off-platform business generates a significant portion of its revenues from advertising, and reduced spending by advertisers could harm our business; emerging industry trends may adversely impact our ability to generate revenue from advertising; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain our advertising revenue, our results of operations will be adversely affected; changes to mobile operating systems and browsers may hinder our ability to sell advertising and market our services; and if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners. Risks Relating to Laws and Governmental Regulations: Privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; consumer protection laws and our failure to comply with them could damage our business; failure to comply with FCC requirements could damage our business; we may face lawsuits, incur liability or suffer reputational harm as a result of content published or made available through our services; and environmental, social and governance expectations and related reporting obligations may expose us to potential liabilities, increased costs, reputational harm, and other adverse effects. Risks Associated with Data and Cybersecurity and the Protection of Consumer Information: If we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; we use artificial intelligence in our business, and challenges with properly managing its use could result in reputational harm, competitive harm, and legal liability and adversely affect our results of operations; and interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business. Risks Associated with Certain Intellectual Property Rights: Rapid technological and industry changes and new entrants could adversely impact our services; the market for music rights is changing and is subject to significant uncertainties; our Pandora services depend upon maintaining complex licenses with copyright owners, and these licenses contain onerous terms; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; and some of our services and technologies use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses. Risks Related to our Capital Structure: While we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time; our holding company structure could restrict access to funds of our subsidiaries that may be needed to pay third party obligations; we have significant indebtedness, and our subsidiaries’ debt contains certain covenants that restrict their operations; and our ability to incur additional indebtedness to fund our operations could be limited, which could negatively impact our operations. Risks Related to the Transactions: We may have a significant indemnity obligation to Liberty Media, which is not limited in amount or subject to any cap, if the transactions associated with the Split-Off are treated as a taxable transaction; we may determine to forgo certain transactions that might otherwise be advantageous in order to avoid the risk of incurring significant tax-related liabilities; we have assumed and are responsible for all of the liabilities attributed to the Liberty SiriusXM Group as a result of the completion of the Transactions, and acquired the assets of SplitCo on an “as is, where is” basis; we may be harmed by securities class actions and derivative lawsuits in connection with the Transactions; it may be difficult for a third party to acquire us, even if doing so may be beneficial to our stockholders; we have directors associated with Liberty Media, which may lead to conflicting interests; and our directors and officers are protected from liability for a broad range of actions. Other Operational Risks: If we are unable to attract and retain qualified personnel, our business could be harmed; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition; we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; and our business and prospects depend on the strength of our brands.

Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2024, which is filed with the Securities and Exchange Commission (the "SEC")

and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Investor contact:
Hooper Stevens
212.901.6718
Hooper.Stevens@siriusxm.com

Natalie Candela
212.901.6672
Natalie.Candela@siriusxm.com

Media contact:
Maggie Mitchell
212.584.5100
Maggie.Mitchell@siriusxm.com